Exhibit 3.1

AMENDMENT TO

FOURTH AMENDED AND RESTATED BY-LAWS OF HOLOGIC, INC.

Article 1, Section 1.1 of the Fourth Amended and Restated By-laws of Hologic, Inc., as previously amended, is hereby amended to add the following underlined text:

Section 1.1 Annual Meeting. The annual meeting of the stockholders of the corporation shall be held on such date as shall be fixed by the board of directors, at such time and place within or without the State of Delaware as may be designated in the notice of meeting. The board of directors may, in its sole discretion, determine that the annual meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the General Corporation Law of the State of Delaware (the “DGCL”). If the day fixed for the annual meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding day not a legal holiday. The board of directors may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Article 1, Section 1.2 of the Fourth Amended and Restated By-laws of Hologic, Inc., as previously amended, is hereby amended to add the following underlined text and to remove the following strikethrough text:

Section 1.2 Special Meetings.

(A) General.

(1) Special meetings of the stockholders may be called at any time ~~only~~ by the president, chief executive officer or the board of directors. Special meetings of the stockholders shall be held at such time, date and place within or outside of the State of Delaware as may be designated in the notice of such meeting. The board of directors may, in its sole discretion, determine that a special meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by the DGCL. ~~Business transacted at~~ The board of directors may postpone, reschedule or, subject to the provisions of paragraphs (B) and (C) of this Section 1.2, cancel any previously scheduled special meeting of stockholders. Subject to the provisions of this Section 1.2, special meetings of stockholders shall be called by the board of directors upon the written request or requests of stockholders who are stockholders of record of the corporation at the time a request is delivered holding shares representing in the aggregate at least twenty-five percent (25%) of the outstanding shares of common stock of the corporation which shares are determined to be “Net Long Shares” in accordance with paragraph (C)(1) of this Section 1.2 (the “Requisite Percent”).

(B) Stockholder Requested Special Meetings.

(1) To be valid, the written request or requests for a special meeting of stockholders (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) must be signed and dated by stockholders (or their duly authorized agents) representing the Requisite Percent and delivered to the secretary of the corporation and shall include: (a) a statement of the specific purpose or purposes of the special meeting and the matters proposed to be acted on at the special meeting, the language of any proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the by-laws of the corporation, the text of the proposed amendment), the reasons for conducting such business at the special meeting, and any material interest in such business of the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made; (b) as to the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made, the information required by clause (A)(2)(c) of Section 1.4 to be set forth in a stockholder’s notice required by Section 1.4(A)(2); (c) such other information, if applicable, required to be set forth in a stockholder’s notice required by Section 1.4(A)(2) (including, but not limited to, such other information required to be set forth in connection with a stockholder’s director nomination); (d) an acknowledgement by the stockholders requesting the special meeting and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made that any reduction in the number of Net Long Shares with respect to which a Special Meeting Request relates following the delivery of such Special Meeting Request to the secretary of the corporation shall constitute a revocation of such Special Meeting Request to the extent of such reduction; and (e) documentary evidence that the stockholders requesting the special meeting own the Requisite Percent as of the date on which the Special Meeting Request(s) are delivered to the secretary of the corporation; provided, however, that if the stockholders are not the beneficial owners of the shares representing the Requisite Percent, then to be valid, the Special Meeting Request(s) must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request(s), such documentary evidence must be delivered to the secretary of the corporation within ten (10) days after the date on which the Special Meeting Request(s) are delivered to the secretary of the corporation) that the beneficial owners on whose behalf the Special Meeting

Request(s) are made beneficially own the Requisite Percent as of the date on which such Special Meeting Request(s) are delivered to the secretary of the corporation. In addition, the stockholders requesting a special meeting of stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made shall promptly provide any other information reasonably requested by the corporation and, if requested by the corporation on or prior to the record date for the meeting, the information required under clauses (B)(1)(b), (c), (d) and (e) of this Section 1.2 shall be supplemented by such stockholders and beneficial owners, if any, not later than ten (10) days after the record date for the meeting to disclose such information as of the record date (and with respect to the information required under clause (B)(1)(e) of this Section 1.2, as of a date not more than five (5) business days before the scheduled date of the special meeting to which the Special Meeting Request relates). In determining whether a special meeting of stockholders has been requested by stockholders of Net Long Shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the secretary of the corporation will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the board of directors), and (ii) such Special Meeting Requests have been dated and delivered to the secretary of the corporation within sixty (60) days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time prior to the special meeting by written revocation delivered to the secretary of the corporation. If at any point after sixty (60) days following the earliest dated Special Meeting Request the unrevoked (whether by specific written revocation by the stockholder or pursuant to clause (B)(l)(d) of this Section 1.2) valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold the special meeting to which the Special Meeting Requests relates.

(2) Except as provided in the next sentence, a special meeting requested by stockholders shall be held at such date, time and place, if any, within or without the State of Delaware as may be fixed by the board of directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the Special Meeting Request is delivered to the secretary of the corporation. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if (i) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Special Meeting Request is delivered during the period commencing ninety (90) days prior to the first anniversary of the date of the notice of annual meeting of stockholders for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting of stockholders and (y) thirty (30) calendar days after the first anniversary of the date of the immediately preceding annual meeting of stockholders, (iii) an identical or substantially similar item (as determined in good faith by the board of directors, a “Similar Item”), other than the election of directors, was presented at a meeting of the stockholders held not more than twelve (12) months before the Special Meeting Request is delivered, (iv) a Similar Item was presented at a meeting of the stockholders held not more than ninety (90) days before the Special Meeting Request is delivered (and, for purposes of this clause (iv), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors) or (v) a Similar Item is included in the corporation’s notice as an item of business to be brought before a stockholder meeting that has been called by the time the Special Meeting Request is delivered but not yet held. For purposes of this clause (B)(2) of this Section 1.2, the date of delivery of the Special Meeting Request shall be the first date on which valid Special Meeting Requests constituting the Requisite Percent have been delivered to the secretary of the corporation.

(3) Business transacted at a special meeting requested by stockholders shall be limited to the purpose or purposes stated in the ~~notice of~~ Special Meeting Request(s) for such special meeting; provided, however, that nothing herein shall prohibit the board of directors from submitting additional matters to stockholders at any such special meeting.

(C) Net Long Shares.

(1) For purposes of this Section 1.2 and for determining the Requisite Percent, Net Long Shares shall be limited to the number of shares beneficially owned, directly or indirectly, by any stockholder or beneficial owner that constitute such person’s net long position as defined in Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, for purposes of such definition, the date the tender offer is first announced shall instead be the date for determining a stockholder’s or beneficial owner’s Net Long Shares and the reference to the highest tender price shall refer to the market price on such date and, to the extent not covered by such definition, reduced by the number of shares, if any, as to which such person does not have the right to vote or direct the vote at the special meeting or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the stockholder or beneficial owner are acting in concert with the stockholder or beneficial owner with respect to requesting the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute “Net Long Shares” shall be decided by the board of directors in its reasonable determination.

Article 1, Section 1.4 of the Fourth Amended and Restated By-laws of Hologic, Inc., as previously amended, is hereby amended to add the following underlined text and to remove the following strikethrough text:

Section 1.4 Notice of Stockholder Business and Nominations.

~~(a~~(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the nominating and corporate governance committee of the board of directors or the board of directors or (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 1.4 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.4.

(2) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 1.4, the stockholder must have given timely notice thereof in writing to the secretary of the corporation and any such proposed business other than the nominations of persons for election to the board of directors must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting~~; provided, however, that with respect to the corporation’s annual meeting to be held during calendar year 2014, to be timely, a stockholder’s notice of nominations must be delivered to the secretary at the principal executive offices of the corporation not later than 5:00 p.m. EST on December 9, 2013~~ (provided ~~further~~, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the ~~Securities~~ Exchange Act ~~of 1934, as amended (the “Exchange Act”)~~ and the rules and regulations promulgated thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the by-laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss, to manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to the shares of stock of the corporation, (v) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (vii) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 1.4 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 1.4 to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 1.4 and there is no public announcement by the corporation announcing the increase in the size of the board of directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.4 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

~~(b~~(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the board of directors, ~~or~~ any committee thereof, or stockholders pursuant to Section 1.2(B) of these by-laws or (2) provided that the board of directors , any committee thereof, or stockholders pursuant to Section 1.2(B) of these by-laws has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 1.4 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.4. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 1.4 shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(~~c~~C) General.

(1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 1.4 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.4. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.4 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(vi) of this Section 1.4) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 1.4, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 1.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) For purposes of this Section 1.4, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 1.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.4; provided however, that any references in these by-laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 1.4 (including paragraphs ~~A(1)(c~~(A)(1)(c) and ~~B~~

(B) hereof), and compliance with paragraphs A(1)(c) and B of this Section 1.4 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of ~~A(2~~(A)(2), matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 1.4 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.

Article 1, Section 1.7 of the Fourth Amended and Restated By-laws of Hologic, Inc., as previously amended, is hereby amended to add the following underlined text and to remove the following strikethrough text:

Section 1.7 Action at Meeting. When a quorum is present at any meeting of stockholders, a plurality of the votes properly cast for election ~~to any office~~ of directors shall be sufficient to elect ~~to~~ . Notwithstanding the foregoing, in an Uncontested Election (as defined below), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such ~~office,~~ election shall promptly tender his or her resignation to the board of directors with such resignation expressly stating that it is contingent upon the acceptance of the resignation by the board of directors in accordance with the provisions of this Section 1.7. The nominating and ~~a majority of the votes properly cast upon any question~~corporate governance committee of the board of directors, or such other ~~than~~ committee designated by the board of directors pursuant to these by-laws, shall recommend to the board of directors whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within ninety (90) days following certification of the election ~~to an office~~ results. The committee in making its recommendation, and the board of directors in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director who has tendered his or her resignation pursuant to this Section 1.7 shall not participate in the committee’s or the board of directors’ deliberations or decision with respect to the tendered resignation. If the board of directors accepts a director’s resignation pursuant to this Section 1.7, then the board of directors may fill the resulting vacancy pursuant to Section 2.5. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

For purposes of this Section 1.7, an “Uncontested Election” means an election at a meeting where, as of the tenth (10th) day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders of the corporation, the number of nominees is equal to or less than the number of directors to be elected at the meeting.

When a quorum is present at any meeting of stockholders, a majority of the votes properly cast upon any question other than the election of directors shall decide such question, except where a larger vote is required by law, the Certificate of Incorporation or these by-laws. For the avoidance of doubt, an abstention shall not be considered as a vote cast upon such a question.~~No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.~~